EXHIBIT 10.5

EMPLOYMENT AND COMPENSATION AGREEMENT

THIS EMPLOYMENT AND COMPENSATION AGREEMENT (this “Agreement”) is made effective as of February 1, 2013, by and between TriStar Wellness Solutions Incorporated (the “Company”) and Fredrick A. Voight  (the “Executive”).

WHEREAS, the Company and the Executive wish to enter into this Agreement to provide for the employment of the Chief Investment Officer of the Company.  For purposes of this Agreement, when referring to Executive’s duties hereunder the term Company shall include the Company and any of its subsidiaries;

WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement.

NOW, THEREFORE, in consideration for the mutual promises of the parties set forth below, the Company and the Executive hereby agree as follows:

1. Term.  The initial term of employment of the Executive by the Company will commence effective as of the date hereof and end on January 31, 2018. Unless notice is given by either party of its or his intent to terminate this Agreement not later than thirty (30) days prior to the end of the initial term and the end of any successive term, this Agreement shall automatically renew for successive two year periods; provided however, in no event shall the term of Executive’s employment extend beyond January 31, 2023. Notwithstanding the foregoing, this Agreement may be sooner terminated as provided in Section 7 below.

2. Position and Duties.  (a)  The Executive shall serve as the Chief Investment Officer of the Company with executive responsibility for the Company’s investments, public company activities, and investor relations.

(b) The Executive shall report directly to the President and Chief Executive Officer.  During the term of his employment, the Executive may engage in outside activities provided (i) those activities do not conflict with his duties and responsibilities hereunder, (ii) that the Executive gives written notice to the Board of any significant outside business activity in which he plans to become involved, whether or not such activity is pursued for profit and (iii) the Executive receives the prior consent of the Board prior to joining the board of another for profit entity.

(c) Consistent with its obligations to stockholders, the Company agrees to use its best efforts to procure the Executive’s re-election during the term of this Agreement as a member of the Board.

(d) Notwithstanding the foregoing the Company and the Board have been advised of and consent to the Executive’s continued involvement in certain personal and business fiduciary activities.  The Executive warrants that his involvement in such activities will not adversely affect the Company.

3. Compensation and Related Matters.

(a) Salary.  During the term of this Agreement, the Company shall pay the Executive a base salary of Three  Hundred Thousand Dollars ($300,000.00) per annum, which base salary shall take effect as of February 1, 2013.  The base salary shall be payable in equal installments in accordance with the Company’s normal payroll practices applicable to senior officers and will be subject to applicable state and federal tax withholding.  Executive’s base salary may be increased each February 1st based upon the Board’s review of Executive’s performance for the past year. Executive’s performance shall be reviewed by the Board at least annually. Further, upon the Company’s achievement of audited net revenue of Ten Million Dollars ($10,000,000), the Board shall re-evaluate the Executive’s base salary and bonus package and will increase such package to be commensurate with the compensation packages of similarly situated companies.

(b) Bonus.  During the term of this Agreement, the Company shall pay the Executive an annual bonus in an amount equal to up to forty percent (40%) of Executive’s annual base compensation based upon Executive’s performance-based goals as established annually by the Company’s Board of Directors.  For the first year of this Agreement, the Board shall establish the Executive’s performance criteria prior to July 1, 2013.  Thereafter, the Board shall establish the Executive’s performance criteria prior to the start of the relevant full bonus year.

(c) Expenses.  During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures reasonably established by the Company.

(d) Other Benefits.  During the term of this Agreement, the Executive shall be entitled to participate in all life insurance, short-term and long-term disability, accident, health insurance and savings/retirement plans that are applicable to the Company’s employees generally or to the senior executives of the Company. The Executive shall be entitled to participate in, or receive benefits under, any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements.  The Executive shall be entitled to the number of paid vacation days per year determined by the Company, in accordance with the Company’s vacation policy, which, however, shall not be less than four weeks in any calendar year. The Executive shall be entitled to all paid holidays given by the Company to its employees generally.  The Company hereby agrees to maintain its existing Directors and Officers Liability Insurance (D&O Insurance”), both in terms of scope of coverage and in terms of amount, during the term of the Agreement and for three years thereafter (the “tail”), or alternatively, if the Company is sold shall have Executive covered under any purchaser or successors D&O Insurance policy in at least the same or comparable coverage levels for such tail period.

(e) Performance-Based Incentive Stock Options Awards.  The Executive shall receive performance-based incentive stock option awards each year based upon Executive’s attainment of performance-based goals as established by the Company’s Board of Directors.  All incentive stock option awards shall be in compliance with the rules and regulations of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

4. Confidential Information.

(a) The Executive acknowledges that:

(i) As a result of his employment with the Company, the Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its affiliates, including, without limitation, the identity of customers and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related cost, price and sales information.

(ii) The Company and its affiliates will suffer damage that will be difficult to compute if, during the term of this Agreement or thereafter, the Executive should divulge secret and confidential information relating to the business of the Company heretofore or hereafter acquired by him in the course of his employment with the Company or any of its affiliates.

(iii) The provisions of this Section 4 are reasonable and necessary for the protection of the business of the Company and its affiliates.

(b) The Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person, firm or corporation any information obtained or learned by him during the course of his employment with the Company or any of its affiliates, with regard to the operational, financial, business or other affairs of the Company or its affiliates, their officers and directors, including, without limitation, trade “know how,” secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes, except

(i) with the Company’s express written consent,

(ii) to the extent that any such information is in the public domain, is ascertainable from public or published information or is known to any person who is not subject to a contractual or fiduciary obligation owed to the Company not to disclose such information, in each case other than as a result of the Executive’s breach of any of his obligations hereunder,

(iii) when required to be disclosed by court order, subpoena or other government process, or

(iv) was known by the Executive prior to entering into this Agreement.

In the event that the Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, he shall promptly, but in no event more than 48 hours after learning of such court order, subpoena, or other government process, notify the Company, by personal delivery or by facsimile, confirmed by mail. Further, at the Company’s written request and expense, the Executive shall:

(A) take all reasonably necessary steps requested by the Company to defend against the enforcement of such court order, subpoena or other government process, and;

(B) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c) Upon termination of his employment with the Company, or at any time the Company may so request, the Executive will promptly deliver to the Company all files, memoranda, notes, records, reports, manuals, data, drawings, blueprints and other documents and information (and all copies thereof) relating to the business of the Company and/or its affiliates, and all property associated therewith, that are then in his possession or under his control.

(d) In the event the Executive is found to be in violation of Section 4(b) or (c), the Company shall be entitled to relief as provided in Section 6 (Injunctive Relief) below.

(e) The Executive agrees that upon leaving the Companys employ he will make himself reasonably available to answer questions from Company officers regarding his former duties and responsibilities and the knowledge he obtained in connection therewith.

5. Certain Employee Acknowledgements.

(a) Employee Acknowledgement.  The Company and the Executive acknowledge that (i) the Company has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) as a result of the Executive’s service with the Company, the Executive will use and have access to some of the Company’s proprietary and valuable confidential information during the course of the Executive’s employment; (iii) the confidential information has been developed and created by the Company at substantial expense and constitutes valuable proprietary assets of the Company, and the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of the Executive’s employment or thereafter,  the Executive should disclose or improperly use such confidential information in violation of the provisions of this Agreement; and (iv) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates.

(b) Non-Compete.  During the term of this Agreement, the Executive shall not:

(i) directly or indirectly, own, manage, control, be employed by, consult with, participate in, or be connected in any manner with any person, firm or corporation engaged in any business that derives more than five percent of its gross sales from products that are interchangeable with or substitutable for a product sold by one or more of the businesses conducted by the Company or any of its affiliates when this Agreement ends (a “Competitive Business”);

(ii) engage in any Competitive Business for his own account;

(iii) employ, retain or agree to hire, or have or cause any other person or entity to employ, retain or agree to hire, any person who is an employee and was employed or retained by the Company or any of its affiliates while the Executive was employed by the Company,

(iv) solicit or endeavor to entice away from the Company any such person in (iii) above; or

(v) solicit, endeavor to entice away from or knowingly interfere with the Company or any of its affiliates, any of its or their customers or sources of supply.

Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from investing his personal assets in the securities of any corporation or other business entity that is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than five percent of the publicly-traded equity securities of such competitor.

(c) Non-Solicitation of Third Parties.  During the term of this Agreement, the Executive shall not directly or indirectly solicit or otherwise influence any entity with a business arrangement with the Company, including, without limitation, customers, suppliers, sales representatives, lenders, lessors, and lessees, to discontinue, reduce, or otherwise materially or adversely affect such relationship.

(d) Non-Disparagement.  The Executive acknowledges and agrees that the Executive will not defame or disparage the services, business, integrity, veracity, or personal or professional reputation of the Company or any of its directors, officers, employees, affiliates, or agents of any of the foregoing in either a professional or personal manner either during the term of the Executive’s employment or thereafter; provided that the Executive may testify and respond truthfully to any questions from or on behalf of the Company or any of its affiliates, or in any legal proceeding, arbitration or governmental investigation, or in any circumstances in which an answer may be legally compelled.

6. Injunctive Relief.

(a) If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 4 or 5 above, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy to the Company.  The rights and remedies enumerated in this Section 6(a) shall be independent of the other and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other damages, rights and remedies available to the Company under law or equity.

(b) If any provision of Sections 4 or 5 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and any such provision shall then be applicable in such modified form.

7. Termination.  The Executive’s employment may be terminated during the term of this Agreement only as follows:

(a) Death.  The Executive’s employment shall terminate upon his death.

(b) Disability.  If, as a result of a Permanent Disability, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty days after written notice of termination is given by the Company to the Executive (which may occur before or after the end of such six-month period), the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Executive’s employment shall terminate.  A termination of employment pursuant to this Section 7(b) shall be deemed an involuntary termination for purposes of this Agreement or any plan or practice of the Company.  The Executive shall be considered to have incurred a “Permanent Disability” if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months.

(c) Cause.  The Company may terminate the Executive’s employment for Cause.  The Company shall have “Cause” to terminate the Executive’s employment if the Executive: (i) willfully, substantially and continuously fails to perform his duties; (ii) willfully engages in conduct that is demonstrably and materially injurious to the Company (including the conviction of a felony involving dishonesty or moral turpitude); or (iii) there is an entry by a court or quasi-judicial governmental agency of the United States or a political subdivision thereof of an order barring the Executive from serving as an officer or director of a public company.  For the purposes of clauses, (i) and (ii) of this definition, no act or failure to act shall be deemed "willful" (x) if caused by a physical or mental disability, whether or not such disability constitutes a Permanent Disability or (y) unless done, or omitted to be done, not in good faith or without reasonable belief that such act or omission was in the best interest of the Company.

(d) Without Cause or For Good Reason.  The Company may terminate the Executive’s employment at any time Without Cause on 45 days prior written notice and the Executive may terminate his employment at any time for Good Reason.  A termination “Without Cause” is a termination of the Executive’s employment by the Company for any reason other than those set forth in subsections (a) (Death), (b) (Disability) or (c) (For Cause) of this Section.  The Executive shall have "Good Reason" to terminate his employment if one or more of the following occur, without the Executive's prior written consent:  (i) a material change, adverse to the Executive, in his position, title or office, status, rank, nature of responsibilities or authority within the Company, except in connection with termination of his employment for Cause or Permanent Disability or as a result of action by the Executive, (ii) assignment of duties to the Executive that are materially inconsistent with and adverse to his duties, status, rank, responsibilities or authority, (iii) decrease in the Executive's base salary, annual bonus opportunity or benefits, and (iv) relocation of the Executive's principal place of business to a location more than 35 miles from its location on the date of this Agreement.

(e) Voluntary Termination.  The Executive may voluntarily terminate his employment with the Company at any time on 45 days prior written notice.

8. Notice and Effective Date of Termination.

(a) Notice.  Any termination of the Executive’s employment by the Company or by the Executive during the term of this Agreement (other than as a result of death) shall be communicated by written notice of termination to the other party hereto.  Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.

(b) Date of Termination.  The date of termination shall be:

(i) if the Executive’s employment is terminated by his death, the date of his death;

(ii) if the Executive’s employment is terminated pursuant to Section 7(b) (Disability), the date of termination shall be the 31st day following delivery of the notice of termination; and

(iii) if the Executive’s employment is terminated for any other reason by either party, forty-five (45) days from the date on which a notice of termination is delivered to the other party.

9. Compensation and Benefits Upon Termination.

(a) Without Cause or For Good Reason.  If the Executive’s employment terminates pursuant to Section 7(d) (Without Cause or For Good Reason), the Executive shall be entitled to the following:

(i) Cash.  The amount of cash equal to all compensation required to be paid to the Executive for the balance of the term of this Agreement assuming the Executive was employed by the Company until January 31, 2018, not to exceed two (2) times the Executive’s annual base salary, at the rate in effect immediately before such termination.

(ii) Performance Related Options and Awards.  With respect to any stock options granted to the Executive by the Company which have not become vested as of such termination, the Executive shall immediately become vested in any such stock that would vest solely due to the passage of time; provided, however, that any unvested “performance” stock grants, “performance” cash awards, long-term incentive awards or other similar awards (including, for the avoidance of doubt, the awards made pursuant to Section 3(e)) shall continue to vest in accordance with the terms of such awards as if the Executive was still employed by the Company and such “performance” stock option grants, “performance” cash awards, or other similar awards shall vest and/or expire as provided in the relevant award documents or agreements.

(iii) Other Amounts.  The post-termination compensation, expense reimbursements and benefits described in the first sentence of Section 9(c) (Voluntary Termination).

(iv) Other Benefits.  The Executive shall be entitled to continuing coverage by the Company under the life, disability, accident and health insurance programs for employees (and their spouses and dependents) of the Company generally and under any supplemental programs covering executives of the Company, as from time to time in effect, until the earliest of (A) January 31, 2018, (B) the date on which the Executive becomes eligible for substantially similar coverage under the employee welfare plans of a new employer or (C) the Executive becomes eligible for Medicare or successor U.S. government provided health insurance (the earliest of these dates, the “Benefits Termination Date”); provided that the Executive’s right to elect continued medical coverage after termination of employment under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, shall be deemed satisfied to the extent that the coverage provided in this sentence applies to an overlapping period.  The Executive shall also be entitled to a continuation of all other benefits and reimbursements in effect at the time of termination until the Benefits Termination Date.  Any part of the foregoing benefits that are attributable to participation in a plan in which the Executive can no longer participate under applicable law, shall be procured by the Company from other sources such that the Executive receives substantially similar benefits to those provide for under the plan.  All amounts payable hereunder with respect to the provision of such benefits through the Benefit Termination Date shall be paid by the Company monthly in advance.

(b) For Cause.  If the Executive’s employment is terminated for Cause (as defined in Section 7(c), he shall receive only the post-termination compensation, expense reimbursements and benefits described in the first sentence of Section 9(c) (Voluntary Termination).  Notwithstanding the foregoing, termination for Cause may not occur pursuant to clauses (i) or (ii) of Section 7(c) above unless and until, with the Board’s prior approval, the Company has delivered to the Executive a Notice of Termination, which shall contain in reasonable detail the facts purporting to constitute such nonperformance, act or omission, and afforded him 30 days thereafter to cure the same (provided that such nonperformance, act or omission is capable of being cured), in which event the effective date of termination of employment shall be either (x) the date of delivery of the Notice of Termination if the facts giving rise to the Notice of Termination, in the Board’s reasonable discretion, are not capable of being cured or (y) the 31st day following delivery of the Notice of Termination unless the Board shall thereafter cause a written notice to be delivered on its behalf to the Executive stating that it has rescinded its determination that his employment is to be terminated for Cause. Section 7(d)(i) to the contrary notwithstanding, upon delivery to the Executive of a Notice of Termination under this Section 9(b), the Executive shall be suspended from all duties and responsibilities unless and until the Board rescinds its determination that his employment is to be terminated for Cause.

(c) Voluntary Termination.  If the Executive’s employment terminates pursuant to Section 7(e) (Voluntary Termination), the Executive shall receive: (i) his base salary through the date of termination, (ii) payment in lieu of any unused vacation, in accordance with the Company’s vacation policy and applicable laws, (iii) any deferred compensation under any incentive compensation plan of the Company or any deferred compensation agreement then in effect, payable in accordance with the terms of such plan or agreement, as applicable, (iv) any other compensation or benefits (including without limitation all equity or option grants and awards, performance based awards, or other similar awards and employee benefits) payable in accordance with the applicable terms of each grant, award or plan, and (v) reimbursement of any business expenses incurred by the Executive through the date of termination but not yet paid to him.  The Executive shall not be entitled to any bonus payments which were not fully earned prior to his termination date, and he shall not be entitled to any pro rated bonus payment for the year in which his employment terminates.  The Company shall have no further obligations to the Executive as a result of the voluntary termination of his employment pursuant to Section 7(e).

(d) Death.   If the Executive’s employment terminates pursuant to Section 7(a) (Death), (i) his designated beneficiaries or his estate shall be entitled to receive the compensation, expense reimbursements and benefits earned by the Executive through the date of the Executive’s death, as described in the first sentence of Section 9(c); (ii) at the time payable under the applicable Company bonus plan, an annual bonus will be paid to the Executive’s designated beneficiaries or his estate for the fiscal year of the Executive’s death based upon the annual bonus that the Executive would have earned under the Company’s bonus plan for said fiscal year had the Executive not died, contingent upon the relevant annual bonus plan performance goals for said year having been obtained, pro-rated for the time the Executive is employed during such fiscal year until the Executive’s death; (iii) with respect to any stock options granted to the Executive by the Company which has not become vested as of such termination, the Executive shall immediately become vested in any such award that would vest solely due to the passage of time; and (iv) all “performance” stock or option awards, “performance” cash awards, or other similar awards (including, for the avoidance of doubt, the awards made pursuant to Section 3(e)) shall immediately and unconditionally vest for their target value.

(e) Disability.   If the Executive’s employment terminates pursuant to Section 7(b) (Disability), (i) he shall be entitled to receive the compensation, expense reimbursements and benefits earned by the Executive through the date of termination, as described in the first sentence of Section 9(c); (ii) at the time payable under the applicable Company bonus plan, an annual bonus will be paid to the Executive for the fiscal year in which  termination due to the Executive’s disability occurred based upon the annual bonus that the Executive would have earned under the Company’s bonus plan for said fiscal year had the Executive not become disabled, contingent upon the relevant annual bonus plan performance goals for said year having been obtained, pro-rated for the time the Executive is employed during such fiscal year until the Executive’s disability; (iii) with respect to any stock options granted to the Executive by the Company which has not become vested as of such termination, the Executive shall immediately become vested in any such stock that would vest solely due to the passage of time; and (iv) all “performance” stock or option awards, “performance” cash awards, or other similar awards (including, for the avoidance of doubt, the awards made pursuant to Section 3(e)) shall immediately and unconditionally vest for their target value.

(f) Non-Renewal.  If the Agreement expires as set forth in Section 1, the Company shall have no further obligations to the Executive except as specifically set forth herein, including, without limitation, Section 11 (Health Insurance) and Section 12 (Insurance and Indemnity).

(g) Without Cause or For Good Reason in Connection with or Following a Change in Control.

(i) If the Executive's employment terminates pursuant to Section 7(d) (Without Cause or For Good Reason) within the six (6) month period preceding a Change in Control, in anticipation of such Change in Control, or within twenty-four (24) months following a Change in Control, the Executive shall be entitled to the following:

(a) Cash.  The amount of cash equal to the sum of (a) two (2) times the Executive’s annual base salary in effect at the time written notice of termination is given to the Executive; (b) two (2) times the average of the Executive’s annual earned bonuses for the two calendar years preceding the date of termination; and (c) the product of (i) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and (ii) the annual bonus for the calendar year preceding the date of termination that has most recently been paid to the Executive (the sum of the amounts described in clauses (a), (b) and (c) shall be hereinafter referred to as the “CIC Payment”).  The Company shall pay to the Executive any CIC Payment in a cash lump sum payment simultaneously with the termination of the Executive’s employment following any Change in Control, subject to the provisions of Section 22.

(b)  Performance Awards.  With respect to any stock options granted to the Executive by the Company which has not become vested as of such termination, the Executive shall immediately become vested in any such stock that would vest solely due to the passage of time.  All “performance” stock grants, “performance” cash awards, long-term incentive awards or other similar awards (including, for the avoidance of doubt, the awards made pursuant to Section 3(e)) shall immediately and unconditionally vest for their target value and be paid to the Executive simultaneously with the termination of employment following any Change in Control.

(c) Other Amounts.  The post-termination compensation, expense reimbursements and benefits described in the first sentence of Section 9(c) shall be paid in a cash lump sum payment simultaneously with the termination of the Executive’s employment following any Change in Control, subject to the provisions of Section 22.

(d) Other Benefits.  The Executive shall be entitled to continuing coverage by the Company under the life, disability, accident and health insurance programs for employees (and their spouses and dependents) of the Company generally and under any supplemental programs covering executives of the Company, as from time to time in effect, for the twenty four (24) month period from such termination or until the Executive becomes eligible for substantially similar coverage under the employee welfare plans of a new employer, whichever occurs earlier; provided that the Executive’s right to elect continued medical coverage after termination of employment under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, shall be deemed satisfied by the coverage provided in this sentence. The Executive shall also be entitled to a continuation of all other benefits and reimbursements in effect at the time of termination for the twenty four (24) month period following such termination or until the Executive becomes eligible for substantially similar benefits from a new employer, whichever is earlier. Any part of the foregoing benefits that are attributable to participation in a plan in which the Executive can no longer participate under applicable law shall be procured by the Company from other sources such that the Executive receives substantially similar benefits to those provided for under the plan.  All amounts payable for the provision of such benefits shall be paid by the Company monthly in advance.

(ii) A “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(a) any person or group (as described in regulations under Section 409A of the Code) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing  (A) more than 50% or more of the combined voting power of the Company's then outstanding securities, excluding any person or group who becomes such a Beneficial Owner in connection with transactions described in clauses (x), (y) or (z) of paragraph (c) below and excluding the acquisition by a person or group holding more than 50 percent of such voting power or (B) 30 percent or more of the combined voting power of the Company’s then outstanding securities during any twelve-month period;

(b) there is a change in the composition of the Board occurring during any twelve month period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” shall mean directors who either (x) are members of the Board as of the date of this Agreement or (y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination);

(c) there is consummated, in any transaction or series of transactions during a twelve-month period, a complete liquidation or dissolution of the Company or a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination after which (x)  the stockholders of the Company own more than 50 percent of the common stock or combined voting power of the voting securities of the company resulting from the Business Combination, (y) at least a majority of the board of directors of the resulting corporation were Incumbent Directors and (z) no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) becomes the Beneficial Owner of 35 percent or more of the combined voting power of the securities of the resulting corporation, who did not own such securities immediately before the Business Combination; or

(d) the Company is liquated or dissolved or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets.

This definition of “Change in Control” is intended to comply with the definition of “Change in Control” under Code Section 409A.

(iii) “Beneficial Owner” shall have the meaning defined in Rule 13d-3 under the Exchange Act.

(h) Timing of Payments. Notwithstanding the provisions of this Section 9 to the contrary, any cash payments to which the Executive is entitled under Sections 3 or 9 shall be payable in accordance with the Company's payroll schedule.

10. Exercise of Stock Options Following Termination.  If the Executive’s employment terminates pursuant to Sections 7(a) (Death), (b) (Disability) or (d) (Without Cause or For Good Reason), he (or his estate) shall have the right to exercise any stock options held by him until the earliest to occur of (i) the first anniversary of the date of termination, (ii) the termination of date of the stock options in accordance with the option award, and (iii) the expiration of the original option term.  In all other instances, he may exercise that right for up to three months following the date of his termination, but not later than the termination date of such options.  All such purchases must be made by the Executive otherwise in accordance with the applicable stock option plans and agreements between the parties.

11. Health Care Coverage Following Termination.  Following the expiration or termination of this Agreement, the Executive shall receive health insurance from the Company, at the Company’s cost, via COBRA continuation coverage.  To the extent that the Executive’s COBRA coverage expires prior to the Executive reaching the eligibility age for Medicare or successor U.S. government provided health insurance, the Company shall provide the Executive with health insurance, at the Company’s cost, that is comparable to his existing health insurance, except in the event the Executive is terminated for Cause (Section 7(c)) or a voluntary termination by Executive (Section 7(e)).  The Executive’s cost of the insurance described in the preceding sentence shall be no greater than the Company’s actual cost then in effect.  The Executive may at his option decline any insurance coverage provided in this Section 11 on thirty (30) days written notice.

12. Insurance and Indemnity.  The Company shall, (a) to the extent permitted by the Company’s Certificate of Incorporation and By-laws or as required by law, defend, hold harmless and indemnify the Executive with respect to any liability arising out of his acts or omissions, or his status, as a director or officer of the Company or any of its affiliates, and (b) include the Executive during the term of this Agreement under any directors and officers, employment practices and fiduciary liability insurance policies maintained for its directors and officers, with coverage at least as favorable to the Executive in amount and each other material respect as the coverage of other directors and officers covered thereby.  This obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement for any reason with respect to proceedings or threatened proceedings based on (i) acts or omissions of the Executive occurring during the Executive’s employment with the Company or with any affiliated company, or (ii) his status as an officer or director of such an entity or a fiduciary of a group savings, retirement or welfare plan of which any such entity is the sponsor or a participating employer.  Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.

13. Representations.  The parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such party and any other person, firm or organization. The Company represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

14. Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, mailed by an overnight delivery service or United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Tristar Wellness Solutions Incorporated Attention: General Counsel 10 Saugatuck Avenue Westport, Connecticut 06880

If to the Executive:	Frederick A. Voight 5834 Bridlewood Drive Richmond, TX 77469

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. Modification or Waiver; Entire Agreement.  No provision of this Agreement may be modified or waived except in a document signed by the Executive and such executive of the Company as may be designated by the Board.  This Agreement, along with any Company benefit plan, stock option, restricted stock or cash award agreement between the parties, constitutes the entire agreement between the parties regarding their employment relationship.  No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

16. Successors; Binding Agreement.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts would still be payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s written designee or, if there be no such designee, to the Executive’s estate.

17. Governing Law – Severability.  The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of Connecticut without reference to principles of conflict of laws.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

18. Arbitration.  Except for disputes covered by Section 6 (Injunctive Relief) above, in the event of any dispute or claim relating to or arising out of the parties’ employment relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination, or age, race, sex, disability or other discrimination), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Westport, Connecticut, by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”), provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information, which disputes or claims shall be resolved by a court of competent jurisdiction.  Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive, and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules.

19. Attorney’s Fees.

(a) Disputes.  Each party shall bear its own attorney’s fees and costs incurred in any action or dispute arising out of this Agreement.

(b) This Agreement.  The Company agrees to pay the reasonable out-of pocket legal expenses actually incurred by the Executive in connection with the negotiation and execution of this Agreement, up to a maximum amount of $7,500, no later than 75 days following the final negotiation of this Agreement.  The Company agrees to pay all reasonable out-of-pocket costs and expenses, including all reasonable attorneys’ fees and disbursements, actually incurred by the Executive in collecting or enforcing payments to which he is ultimately determined to be entitled (whether by agreement among the parties, court order or otherwise) pursuant to this Agreement in accordance with its terms; provided, however, that the Executive submit a request for reimbursement no later than 30 days following the end of the calendar year in which the expenses are incurred and reimbursement must be made within 45 days thereafter; provided, further, that no reimbursement may be made under this Section 19 prior to the first day of the seventh month following the date the Executive’s employment terminates (other than a termination due to the Executive’s death).

20. Survival.  The respective rights and obligations of the parties under this Agreement shall survive any termination of the Executive’s employment with the Company.

21. Miscellaneous.  No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after assigning any right hereunder to the person or persons entitled thereto.  This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs and legal representatives and the Company and its successors.

22. Compliance with Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this Agreement that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Code Section 409A (“Section 409A Deferred Compensation”) shall be subject to, limited by and construed in accordance with the requirements of Code Section 409A and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section (such Section, regulations and other guidance being referred to herein as “Section 409A”), including the following:

(a) Separation from Service.  Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to Section 9 upon the Executive’s termination of employment shall be paid or provided only at the time of a termination of the Executive’s employment which constitutes a Separation from Service.  For the purposes of this Agreement, a “Separation from Service” is a separation from service within the meaning of Section 409A.

(b) Six-Month Delay Applicable to Specified Employees.  If, at the time of a Separation from Service of the Executive, the Executive is a “specified employee” within the meaning of Section 409A (a “Specified Employee”), then no payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to Section 9 upon the Separation from Service of the Executive, other than such payments and benefits that constitute severance payments (within the meaning of Section 409A) not in excess of two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Separation from Service occurs (i.e., $500,000 in the event of separation during 2012) whether paid under this Agreement or otherwise shall be paid or provided before the later of (i) the date that is six (6) months after the date of such Separation from Service or, if earlier, the date of death of the Executive (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with Section 9.  All such amounts that would, but for this Section 25(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c) Stock-Based Awards.  The vesting of any stock-based compensation awards which constitute Section 409A Deferred Compensation and are held by the Executive, if the Executive is a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date.

(d) Rights of the Company; Release of Liability.  It is the mutual intention of the Executive and the Company that the provision of all payments and benefits pursuant to this Agreement be made in compliance with the requirements of Section 409A.  To the extent that the provision of any such payment or benefit pursuant to the terms and conditions of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without the consent of the Executive, make such modifications to the timing or manner of providing such payment and/or benefit to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall not be obligated to make any such modifications.  Any such modifications made by the Company shall, to the maximum extent permitted in compliance with the requirements of Section 409A, preserve the aggregate monetary face value of such payments and/or benefits provided by this Agreement in the absence of such modification.

23. Headings.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24. Counterparts.  This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date and year first above written.

TRISTAR WELLNESS SOLUTIONS INCORPORATED

By:	/s/ Harry Pond
Name: Harry Pond
Title: President

By:	/s/ Frederick A. Voight
Name: Fredrick A. Voight